Exhibit 99.1

Middleby Confirms Ongoing Strategic Review of Business Portfolio as Part of Board of Directors’ Efforts to Maximize Shareholder Value

ELGIN, Ill., January 27, 2025 – The Middleby Corporation (“Middleby,” “The Company”) (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today confirmed that, as part of its Board of Directors’ ongoing efforts to maximize shareholder value, the Company has been conducting a strategic review of its business portfolio, which started last year. The Board, with the assistance of outside financial and legal advisors, is considering a broad range of strategic options including a potential separation of its Food Processing and / or its Residential Kitchen business units, among other alternatives.

The Board and management team believe that there is unrealized value in the Company’s business portfolio and have been evaluating a wide range of options and the optimal timing to unlock that value. The Company is in advanced stages of this review and expects to reach a conclusion within the next few months.

There can be no assurance regarding the results or outcome of this review. Middleby does not intend to comment further on its strategic review process unless and until its Board approves a transaction or specific course of action or otherwise determines that further disclosure is appropriate or required.

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to Middleby and Skadden, Arps, Slate, Meagher & Flom LLP is serving as its legal advisor.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Middleby showcases its advanced solutions in the Middleby Innovation Kitchens for commercial foodservice, industrial baking and protein Innovation Centers for food processing solutions and state-of-the-art, award-winning Middleby Residential showrooms. For more information about Middleby, please visit www.middleby.com.

Forward-Looking Statements

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company’s SEC filings. Any forward-looking statement speaks only as of the date hereof, and the company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts

Investor relations inquiries:

John Joyner

VP of Investor Relations

jjoyner@middleby.com

Media inquiries:

Darcy Bretz

VP of Corporate Communications

dbretz@middleby.com

OR

Matthew Sherman / Sharon Stern / Kaitlin Kikalo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

MIDD-Media@joelefrank.com